Exhibit 99.2

Unaudited Pro Forma Condensed Combined Financial Information

Apogee Enterprises, Inc. (we, our or the Company), through a wholly-owned subsidiary, acquired the assets of Sotawall, Inc. (Sotawall), a privately held company, for total cash consideration of approximately $138.1 million on December 14, 2016. Sotawall specializes in the design, engineering, fabrication, assembly and installation of unitized curtainwall systems for industrial, commercial, and institutional buildings. The acquisition was funded by a combination of cash and short-term investments of approximately $73.1 million and approximately $65.0 million from our committed revolving line of credit.

The following unaudited pro forma condensed combined financial statements are based on our historical consolidated financial statements and Sotawall’s historical financial statements adjusted to give effect to the Company’s acquisition of Sotawall and the related financing. The unaudited pro forma condensed combined statements of operations for the nine months ended November 26, 2016 and the 12 months ended February 27, 2016 give effect to these transactions as if they had occurred on March 1, 2015, the beginning of Apogee’s fiscal year 2016. The unaudited pro forma condensed combined balance sheet as of November 26, 2016 gives effect to these transactions as if they had occurred on November 26, 2016.

The assumptions and estimates underlying the unaudited adjustments to the pro forma condensed combined financial statements are described in the accompanying notes, which should be read together with the pro forma condensed combined financial statements.

The unaudited pro forma condensed combined financial statements should be read together with the Company’s historical financial statements, which are included in the Company’s latest annual report on Form 10-K and quarterly report on 10-Q, and Sotawall’s historical information included herein.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

AS OF NOVEMBER 26, 2016

In thousands	Apogee Enterprises, Inc. Historical	Sotawall (Acquiree) Historical (1)	Pro Forma Adjustments	Notes	Pro Forma Combined
Assets
Current assets
Cash and cash equivalents	$51,599	$18,297	$(61,158)	a	$8,738
Short-term available for sale securities	30,635	-	(30,260)	a	375
Restricted cash	14,884	-	-		14,884
Receivables, net of allowance for doubtful accounts	188,442	21,531	-		209,973
Inventories	73,161	3,814	-		76,975
Other current assets	6,770	1,854	(371)	f	8,253

Total current assets	365,491	45,496	(91,789)		319,198

Property, plant and equipment, net	229,556	6,804	903	c	237,263
Available for sale securities	10,962	-	-		10,962
Goodwill	74,308	-	31,276	d	105,584
Intangible assets	19,460	-	89,148	e	108,608
Other non-current assets	17,468	72	955	f	18,495

Total assets	$717,245	$52,373	$30,492		$800,110

Liabilities and Shareholders’ Equity
Current liabilities
Accounts payable	$65,087	$8,227	$(3,701)	b	$69,613
Accrued payroll and related benefits	42,132	-	-		42,132
Accrued self-insurance reserves	8,581	-	-		8,581
Other current liabilities	32,369	1,486	63,514	a, b	97,369
Billings in excess of costs and earnings on uncompleted contracts	36,786	6,726	-		43,512
Accrued income taxes	3,439	2,550	3,036	f	9,025

Total current liabilities	188,394	18,989	62,849		270,232

Long-term debt	20,400	-	-		20,400
Long-term self-insurance reserves	8,008	-	-		8,008
Deferred tax liabilities	-	1,160	(133)	f	1,027
Other non-current liabilities	48,266	290	(290)	b	48,266
Commitments and contingent liabilities
Shareholders’ equity
Common stock	9,549	-	-		9,549
Additional paid-in capital	148,379	-	-		148,379
Retained earnings	323,070	31,934	(31,934)	g	323,070
Common stock held in trust	(863)	-	-		(863)
Deferred compensation obligations	863	-	-		863
Accumulated other comprehensive loss	(28,821)	-	-		(28,821)

Total shareholders’ equity	452,177	31,934	(31,934)		452,177

Total liabilities and shareholders’ equity	$717,245	$52,373	$30,492		$800,110

See accompanying notes to the unaudited pro forma condensed combined financial information.

(1) Sotawall balance sheet as of November 30, 2016.

UNAUDITED PRO FORMA CONDENSED COMBINED RESULTS OF OPERATIONS

NINE MONTHS ENDED NOVEMBER 26, 2016

In thousands, except per share information	Apogee Enterprises, Inc. Historical	Sotawall (Acquiree) Historical (1)	Pro Forma Adjustments	Notes	Pro Forma Combined
Net sales	$800,407	$94,627	$-		$895,034
Cost of sales	590,581	57,296	218	c	648,095

Gross profit	209,826	37,331	(218)		246,939
Selling, general and administrative expenses	117,269	9,838	2,813	e, h	129,920

Operating income	92,557	27,493	(3,031)		117,019
Other income (expense), net	654	3,052	(4,027)	i	(321)

Earnings before income taxes	93,211	30,545	(7,058)		116,698
Income tax expense	30,540	7,620	(1,764)	f	36,395

Net earnings	$62,671	$22,925	$(5,293)		$80,303

Earnings per share - basic	$2.18	N/A			$2.79
Earnings per share - diluted	$2.17	N/A			$2.78
Weighted-average basic shares outstanding	28,807	N/A			28,807
Weighted-average diluted shares outstanding	28,913	N/A			28,913

See accompanying notes to the unaudited pro forma condensed combined financial information.

(1) Sotawall results of operations for the eleven months ended November 30, 2016.

UNAUDITED PRO FORMA CONDENSED COMBINED RESULTS OF OPERATIONS

YEAR ENDED FEBRUARY 27, 2016

In thousands, except per share information	Apogee Enterprises, Inc. Historical	Sotawall (Acquiree) Historical	Pro Forma Adjustments	Notes	Pro Forma Combined
Net sales	$981,189	$73,054	$-		$1,054,243
Cost of sales	737,619	50,333	113	c	788,065

Gross profit	243,570	22,721	(113)		266,178
Selling, general and administrative expenses	146,177	7,665	4,070	e	157,913

Operating income	97,393	15,056	(4,183)		108,265
Other (expense) income, net	(69)	(7,648)	6,348	i	(1,369)

Earnings before income taxes	97,324	7,407	2,165		106,896
Income tax expense	31,982	1,854	541	f	34,377

Net earnings	$65,342	$5,554	$1,624		$72,519

Earnings per share - basic	$2.25	N/A			$2.50
Earnings per share - diluted	$2.22	N/A			$2.47
Weighted-average basic shares outstanding	29,058	N/A			29,058
Weighted-average diluted shares outstanding	29,375	N/A			29,375

See accompanying notes to the unaudited pro forma condensed combined financial information.

(1) Sotawall results of operations for the twelve months ended December 31, 2015.

Notes to Unaudited Pro Forma Condensed Combined Financial Information

Note 1: Basis of presentation

Our historical consolidated financial statements have been adjusted in the unaudited pro forma condensed combined financial statements to give effect to pro forma events that are (1) directly attributable to the business combination, (2) factually supportable and (3) expected to have a continuing impact on the combined results following the business combination.

The business combination was accounted for under the acquisition method of accounting in accordance with ASC Topic 805, Business Combinations. As the acquirer for accounting purposes, the Company has allocated the total purchase price to Sotawall’s tangible and intangible assets acquired and liabilities assumed, based on their fair values at the date of the acquisition, and conformed the accounting policies of Sotawall to its own accounting policies.

The Company’s fiscal year ends on the Saturday closest to the last day of February, or as determined by the Board of Directors, and the Company’s third quarter interim period end was November 26, 2016. Sotawall’s historical year-end is December 31. The balance sheet for Sotawall included in the pro forma condensed combined balance sheet is as of November 30, 2016 and the results of operations for Sotawall included in the pro forma condensed combined results of operations are for the 11 months ended November 30, 2016 and the 12 months ended December 31, 2015.

The pro forma condensed combined financial statements do not necessarily reflect what the combined company’s financial condition or results of operations would have been had the acquisition occurred on the dates indicated. They also may not be useful in predicting the future financial condition and results of operations of the combined company. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors.

The Unaudited Pro Forma Condensed Combined Statements of Income do not reflect the costs of any integration activities or benefits that may result from realization of potential future synergies that may result from the acquisition.

Note 2: Preliminary purchase price allocation

We have performed a preliminary allocation of the purchase price for Sotawall to the acquired assets and assumed liabilities, as shown in the following table as of the acquisition date, using the exchange rate in effect on that date:

In thousands	December 14, 2016
Net working capital	$10,846
Property, plant and equipment, net	8,303
Goodwill	27,137
Other intangible assets	91,813

Total purchase price	$138,100

This preliminary purchase price allocation has been used to prepare pro forma adjustments in the unaudited pro forma condensed combined financial information (refer to Note 4 regarding exchange rates used). The preliminary purchase price may change based on the final working capital valuations and necessary calculations. Thus, the preliminary measures of fair value reflected are subject to changes and such changes could be significant to the unaudited pro forma condensed combined financial information. The final allocation may include (1) changes in allocations to intangible assets and (2) changes to income tax related accounts, as well as changes to other assets and liabilities, which may impact pro forma adjustments to the unaudited pro forma condensed combined financial information.

Note 3: Pro forma adjustments

The pro forma adjustments are based on our preliminary estimates and assumptions that are subject to change. The following adjustments have been reflected in the unaudited pro forma condensed combined financial information:

(a)	Reflects the elimination of cash at Sotawall and the cash, short-term investments and line of credit at Apogee used to fund the acquisition.

(b) Reflects the adjustment for liabilities not assumed as part of the acquisition.

(c) Represents the estimated adjustment to increase the basis in the acquired property, plant and equipment to estimated fair value and the change in depreciation due to changes in estimated carrying value and remaining useful lives. The estimated useful lives of assets acquired range from three to seven years.

(d) Reflects adjustment to record preliminary estimate of goodwill resulting from the acquisition.

(e) As part of the preliminary valuation analysis, the Company identified intangible assets, including technology, backlog, trade names, and customer relationships. The fair value of identifiable intangible assets is determined primarily using the “income approach,” which requires a forecast of the expected future cash flows. The following table summarizes the preliminary estimated fair values of Sotawall’s identifiable intangible assets and their estimated useful lives and estimated pro forma amortization expense using a straight-line method:

			Amortization Expense
In thousands	Estimated fair value	Estimated Useful Life in Years	Nine Months Ended November 26, 2016	Year Ended February 27, 2016
Technology	$6,135	10.0	$460	$614
Backlog	12,271	1.5	4,090	8,180
Trade name	11,975	Indefinite	-	-
Customer relationships	58,766	17.0	2,593	3,457

Total	$89,148		7,143	12,251

Less: Backlog which does not have a continuing impact			4,090	8,180

Pro forma adjustment to amortization expense			$3,053	$4,070

These preliminary estimates of fair value and estimated useful lives may differ from final amounts the Company will calculate after completing a detailed valuation analysis, and the difference could have a significant impact on the accompanying unaudited pro forma condensed combined financial statements. These amounts also may not be useful in predicting the future financial condition and results of operations of the combined company.

(f) Adjusts the deferred tax assets and liabilities and taxes payable resulting from the acquisition. Also reflects the income tax effect of pro forma adjustments based on the estimated statutory tax rate of Sotawall of 25 percent. The tax rate does not take into account any historical or possible future tax events that may impact the combined company.

(g) Represents the elimination of the historical equity of Sotawall.

(h) Includes the removal of transaction costs related to the acquisition of $0.2 million for the nine-months ended November 26, 2016 since they do not have a continuing impact.

(i) Represents the net increase to interest expense resulting from drawing on our committed revolving line of credit to partially finance the acquisition at a rate of approximately 2.0 percent. A change in interest rate of 0.125 percent would impact interest by less than $0.1 million. Also reflects the removal of foreign currency exchange gains and losses and related interest expense as foreign currency derivative contracts were cancelled prior to acquisition and represents removal of interest income as the associated cash and cash equivalent balances were not included in the acquisition.

Note 4: Foreign currency and US GAAP conversion adjustments

The historical financial information of Sotawall was prepared in accordance with Canadian accounting standards for private enterprises and presented in Canadian dollars (CAD). The historical financial information was translated from CAD to U.S. dollars (USD) using the following historical exchange rates:

CAD to USD

Average exchange rate for year ended February 27, 2016 (results of operations):	$0.7676

Average exchange rate for nine-months ended November 26, 2016 (results of operations):	$0.7649

Period end exchange rate as of November 26, 2016 (balance sheet):	$0.7392

Significant adjustments to convert the Sotawall historical financial information from Canadian ASPE to accounting principles generally accepted in the United States (U.S. GAAP) were not required.